UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): October 1, 2007

4Kids Entertainment, Inc.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-7843 (Commission File Number)	13-2691380 (IRS Employer Identification No.)
1414 Avenue of the Americas, New York, New York 10019 (Address of principal executive offices, including zip code)

(212) 758-7666

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 1, 2007, 4Kids Entertainment, Inc. (the “Company”) and The CW Network, LLC (“The CW”) entered into an agreement (the “Agreement”), under which The CW granted to the Company the exclusive right to program The CW’s Saturday morning children’s programming block broadcasting in most markets between 7:00 am and 12:00 pm (“The CW Kids Block”) for an initial term of five (5) years beginning with The CW’s 2008-2009 broadcast season.

Under the Agreement, the Company is obligated to make quarterly minimum guaranteed payments which are subject to reduction under certain circumstances. The Company and The CW will share advertising revenues earned from the sale of national commercial time during The CW Kids Block with The CW’s share to be applied against such quarterly guarantee payments. In addition, under certain circumstances, The CW will be entitled under the Agreement to participate in the Company’s merchandising revenue from certain content broadcast on The CW Kids Block.

The Agreement is subject to termination by The CW if certain reductions provided for in the Agreement result in The CW receiving less than a specific minimum amount with respect to any broadcast season.

The Company intends to submit a Freedom of Information Act Confidential Treatment Request to the Securities and Exchange Commission (“SEC”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Agreement. The omitted material will be included in the request for confidential treatment.

The foregoing summary is qualified in its entirety by reference to the Agreement, which will be attached as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, with portions omitted and filed separately with the Secretary of the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2007

4KIDS ENTERTAINMENT, INC.

BY: /s/ Bruce R. Foster

Bruce R. Foster

Executive Vice President and

Chief Financial Officer